Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Michael J. Koss
April 26, 2012		President & CEO
(414) 964-5000
mjkoss@koss.com

Koss Sales And Profits Improve As Exports To Europe Strengthen

Milwaukee, Wisconsin: Koss Corporation (NASDAQ SYMBOL: KOSS), the U.S. based high-fidelity headphone company, has reported its results for the quarter ended March 31, 2012. Sales for the third quarter were $8,232,526 compared to $8,419,663 for the same three month period one year ago, a 2% decrease. Net income increased to $896,715, compared to $640,962 for the third quarter last year. Diluted income per common share was $0.12 compared with $0.09 one year ago.

Sales for the nine months ended March 31, 2012 trended down by 14% to $26,978,082 compared with $31,252,603 for the same nine month period a year ago. Nine month net income declined to $2,008,524 compared to $2,585,934 for the same nine months last year. Diluted income per common share was $0.27 compared with $0.35 one year ago.

“Europe rebounded in the quarter to show a small increase over last year, but it is still behind last year through the nine months. It was great to see the increase in activity and we hope it will carry into our fourth quarter,” Michael J. Koss, President and CEO said here today. “We continued to see lower than expected orders from several major U.S. retailers which contributed to the small decline in this quarter compared to last year. The additions of new customers and products has helped to offset the impact from these U.S. retailers.”

Koss went on to note that the Company has continued to be negatively impacted by higher costs from suppliers in China but has been able to partially offset the impact through alternate suppliers and pricing. These costs have hurt margins this year.

“We saw increased activity late in the quarter,” Koss said. “Right now we have a lot of new and exciting products hitting the market. The most exciting of these is Striva, which was announced earlier this week. The two Striva products are the world's first Wi-Fi headphones to receive music directly from the internet. The revolution is in the air.”

The Company will pay a dividend of $0.06 cents per share on July 16, 2012, to shareholders of record on June 29, 2012.

Koss Corporation markets a complete line of high-fidelity headphones, speaker-phones, computer headsets, telecommunications headsets, active noise canceling headphones, wireless headphones, and compact disc recordings of American Symphony Orchestras on the Koss Classics label.
This press release contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "forecasts," "expects," "plans," "anticipates," "believes," "estimates,"

Exhibit 99.1

"predicts," "potential," or "continue" or the negative of such terms and other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating forward-looking statements, you should specifically consider various factors that may cause actual results to vary from those contained in the forward-looking statements, such as general economic conditions, in particular, consumer demand for the Company's and its customers' products, competitive and technological developments, foreign currency fluctuations, and costs of operations. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. In addition, such uncertainties and other operational matters are discussed further in the Company's quarterly and annual filings with the Securities and Exchange Commission.

KOSS CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months		Nine Months
Period Ended March 31,	2012	2011	2012	2011

Net sales	$8,232,526	$8,419,663	$26,978,082	$31,252,603
Cost of goods sold	5,080,992	5,026,193	16,698,801	18,286,561
Gross profit	3,151,534	3,393,470	10,279,281	12,966,042
Operating Expenses:
Selling, general and administrative expenses	3,017,502	2,705,534	8,827,422	8,398,963
Unauthorized transaction related costs and (recoveries), net	(617,103)	(376,544)	(1,137,036)	94,640
Total Operating Expenses	2,400,399	2,328,990	7,690,386	8,493,603
Income from operations	751,135	1,064,480	2,588,895	4,472,439
Other Income (Expense):
Interest income	29,322	13,192	29,322	13,216
Interest expense	212,699	(109,725)	148,161	(321,733)
Total Other Income (Expense), net	242,021	(96,533)	177,483	(308,517)
Income before income tax provision	993,156	967,947	2,766,378	4,163,922
Income tax provision	96,441	326,985	757,854	1,577,988
Net income	$896,715	$640,962	$2,008,524	$2,585,934
Income per common share:
Basic	$0.12	$0.09	$0.27	$0.35
Diluted	$0.12	$0.09	$0.27	$0.35
Dividends declared per common share	$0.06	$0.06	$0.18	$0.18

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